Heaton & Company, PLLC
240 North East Promontory, Suite 200
Farmington, Utah 84025

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Unicobe Corp.

We hereby consent to the incorporation of our report dated September 29, 2017, with respect to the financial statements of Unicobe Corp. for the years ended June 30, 2017 and 2016, included in the Registration Statement of Unicobe Corp. on Form S-1/A Amendment #2 to be filed on or about March 21, 2018. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC
Heaton & Company, PLLC
Farmington, Utah
March 21, 2018